                                                                     EXHIBIT 2.2

        THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN PROVISIONS
             CONTAINED HEREIN AND TO RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED



                                 STOCK OPTION AGREEMENT


     Stock Option Agreement, dated as of March 23, 1998 (the "Agreement"), by
                                                              ---------
and between Sandwich Bancorp, Inc. ("Issuer"), a Massachusetts corporation and
                                     ------
bank holding company and the parent of the Sandwich Co-operative Bank, a Massachusetts co-operative bank ("Sandwich Bank"), and The 1855 Bancorp
                                  -------------
("Grantee"), a Massachusetts mutual holding company and the parent of Compass
---------
Bank For Savings, a Massachusetts savings bank ("Compass Bank").
                                                 ------------


                                 WITNESSETH:


     WHEREAS, Issuer, Grantee, Compass Bank and Sandwich Bank have entered into an Amended and Restated Affiliation and Merger Agreement dated as of March 23, 1998 (the "Affiliation Agreement"), providing for, among other things, the
           ---------------------
merger of Issuer with Grantee or an Affiliate of Grantee (the "Merger"); and
                                                               ------

     WHEREAS, as a condition and inducement to Grantee's execution of the Affiliation Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant to Grantee the Option (as hereinafter defined); and

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Affiliation Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1 DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Affiliation Agreement.

     2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase
                                                            ------
up to 387,107 shares (as adjusted as set forth herein, the "Option Shares,"
                                                            -------------
which shall include the Option Shares before and after any transfer of such Option Shares) of Common Stock, par value $1.00 per share ("Issuer Common
                                                            -------------
Stock"), of Issuer at a purchase price per Option Share (the "Purchase Price")
                                                              --------------
of $57.00, provided, however, that in no event shall the number of Option Shares for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Issuer Common Stock that may be received upon the exercise of the Option and the Purchase Price are subject to adjustment as herein set forth.

     3.  EXERCISE OF OPTION.

     (a) Grantee or Holder (as hereinafter defined) may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as hereinafter defined) and before an Exercise Termination Event (as hereinafter defined). Each of the following shall be an "Exercise Termination Event":


     (i) The Effective Time (as defined in the Affiliation Agreement) of the Merger,

     (ii) The passage of 12 months after termination of the Affiliation Agreement following the occurrence of a Purchase Event or a Preliminary Purchase Event;

     (iii) The date on which the Affiliation Agreement is terminated in accordance with its terms, but only if such termination takes place prior to the occurrence of a Purchase Event or a Preliminary Purchase Event; and

     (iv) The passage of 12 months after the Affiliation Agreement is terminated by Grantee pursuant to Section 11.1.2 or 11.1.3 of the Affiliation Agreement.


Any purchase of shares upon exercise of the Option shall be subject to compliance with applicable laws, including without limitation the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and the Bank Merger Act, as
                                      -------
amended ("Bank Merger Act").  The term "Holder" shall mean the holder or holders
          ---------------               ------
of the Option from time to time (subject to the limitations contained in Section 12(h)). The Grantee is the initial Holder. The rights set forth in Section 8 hereof shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth above.


     (b)  As used herein, a "Purchase Event" means any of the following events:
                             --------------


        (i) Without Grantee's prior written consent, Issuer shall have authorized, recommended or publicly proposed, or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect
     (A) a merger, consolidation or similar transaction involving Issuer or any of its subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets of Issuer or any Issuer Subsidiary representing in either case 15% or more of the consolidated assets of Issuer and the Issuer Subsidiaries, or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Issuer or any of the Issuer Subsidiaries (any of the foregoing an "Acquisition
                                                       -----------
     Transaction"); or

        (ii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3)
                           -----
     of the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of Issuer Common Stock.


     (c)  As used herein, a "Preliminary Purchase Event" means any of the
                             --------------------------
following events:


        (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
     Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer"
                                                                ------------
     and an "Exchange Offer," respectively); or
             --------------


        (ii) following the public announcement of an Acquisition Proposal (which the parties hereto acknowledge has already taken place), the holders of Issuer Common Stock shall not have approved the Affiliation Agreement at the meeting of such stockholders held for the purpose of voting on the Affiliation Agreement (the term "Acquisition Proposal" is defined to mean
                                      --------------------

     (x) a bona fide proposal by any person (other than Grantee or any subsidiary of Grantee) shall have been made to Issuer or its stockholders to engage in a Acquisition Transaction, (y) any person (other than Grantee or any subsidiary of Grantee) shall have stated its intention to Issuer or its stockholders to make a proposal to engage in a Acquisition Transaction if the Affiliation Agreement terminates or (z) any person (other than Grantee or any subsidiary of Grantee) shall have filed an application or notice with any Governmental Entity to engage in a Acquisition Transaction); or

        (iii) following the occurrence of an Acquisition Proposal (which the parties hereto acknowledge has already taken place):


           (A) the meeting of Issuer stockholders held for the purpose of voting on the Affiliation Agreement shall not have been held or shall have been canceled prior to termination of the Affiliation Agreement,

           (B) Issuer's Board of Directors shall have withdrawn or modified, or publicly announced its intention to withdraw or modify, in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Affiliation Agreement and the Merger;

           (C) Issuer shall have breached any representation, warranty, covenant or obligation contained in the Affiliation Agreement and such breach would entitle Grantee to terminate the Affiliation Agreement under Section 11.1.2 or 11.1.3 of the Affiliation Agreement (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of the Affiliation Agreement); or

           (D) The Merger shall not have been consummated by reason of failure of the pooling of interests condition, and such failure is the result of the actions of a party not affiliated with either Grantee or Issuer; or


        (iv) any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have (x) acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Issuer Common Stock or (y) filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to acquire beneficial ownership of 10% or more of the outstanding shares of Issuer Common Stock or otherwise to engage in an Acquisition Transaction.


     As used in this Agreement, "person" shall have the meaning specified in
                                 ------
Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Holder to exercise the Option.


     (e) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the

"Notice Date") specifying (i) the total number of Option Shares it intends to
------------
purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior
              -------                          ------------
notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation,
             ---------------------
the Massachusetts Division of Banks, or any other Governmental Entity is required in connection with such purchase, Issuer shall cooperate with Grantee in the filing of the required notice of application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods). Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     4.  PAYMENT AND DELIVERY OF CERTIFICATES.

     (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to Issuer at the address of Issuer specified in Section 12(f) hereof.

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:


           THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF MARCH 23, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY ISSUER OF A WRITTEN REQUEST THEREFOR.


It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (d) Upon the giving by Holder to Issuer of the written notice of exercise of the Option provided for under Section 3(e), the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to Issuer, Holder shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to Holder.


     (e) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock so that the Option may be exercised without requiring Issuer's stockholders to approve an increase in the number of authorized shares of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements and (B) in the event prior approval of or notice to any Governmental Entity is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to such Governmental Entity as it may require) in order to permit Holder to exercise the Option and Issuer duly and effectively to issue shares of Issuer Common Stock pursuant hereto, and (iv) promptly to take all action provided herein to protect the rights of Holder against dilution.

     5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee (and Holder, if different than Grantee) as follows:

     (a) CORPORATE POWER AND AUTHORITY. Issuer has all requisite corporate power and authority to enter into this Agreement, and subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer, and this Agreement has been duly executed and delivered by Issuer.

     (b) NO VIOLATIONS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Issuer with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of its Articles of Organization or Bylaws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Issuer is a party, or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Issuer or any of its properties or assets.

     (c) AUTHORIZED STOCK. Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance upon exercise of the Option that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock at any time and from time to time purchasable upon exercise of the Option, and all such shares, upon issuance pursuant to the Option, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever and not subject to any preemptive rights.

     6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer as follows:

     (a) CORPORATE POWER AND AUTHORITY. Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee, and this Agreement has been duly executed and delivered by Grantee.

     (b) The Option is not being, and any shares of Issuer Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

     7.  ADJUSTMENT UPON CHANGES IN ISSUER CAPITALIZATION, ETC.

     (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transactions so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

     (b) In the event that Issuer shall enter into an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, of any of (x) the
      -----------------
Acquiring Corporation (as hereinafter defined), (y) any person that controls the Acquiring Corporation or (z) in the case of a merger described in clause
(ii), Issuer (such person being referred to as "Substitute Option Issuer").
                                                ------------------------

     (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. Substitute Option Issuer also shall enter into an agreement with Holder in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of Substitute Option per share of Substitute Common Stock (the "Substitute Option Price") shall then
                                           -----------------------
be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

     (e)  The following terms have the meanings indicated:

        (1)  "Acquiring Corporation" shall mean (i) the continuing or surviving
              ---------------------
     corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, or (iii) the transferee of all or substantially all of Issuer's assets (or a substantial part of the assets of its subsidiaries taken as a whole).

        (2)  "Substitute Common Stock" shall mean the shares of capital stock
              -----------------------
     (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

        (3)  "Assigned Value" shall mean the highest of (w) the price per share
              --------------
     of Issuer Common Stock at which a Tender Offer or an Exchange Offer therefor has been made (other than by Holder), (x) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (y) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the consolidation, merger or sale in question and (z) in the event of a sale of all or substantially all of Issuer's assets or deposits, an amount equal to (i) the sum of the price paid in such sale for such assets (and/or deposits) and the current market value of the remaining assets of Issuer, as determined by a nationally-recognized investment banking firm selected by the Holder and reasonably acceptable to the Issuer, divided by (ii) the number of shares of Issuer Common Stock outstanding at such time. In the event that a Tender Offer or an Exchange Offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally-recognized investment banking firm selected by Holder and reasonably acceptable to the Issuer.

        (4)  "Average Price" shall mean the average closing price of a share of
              -------------
     Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Holder may elect.


     (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for the limitation in the first sentence of this Section 7(f), Substitute Option Issuer shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 7(f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 7(f). This difference in value shall be determined by a nationally-recognized investment banking firm selected by Holder and reasonably acceptable to the Issuer.

     (g) Issuer shall not enter into any transaction described in Section 7(b) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision) than other shares of common stock issued by Substitute Option Issuer).

     8.  REPURCHASE AT THE OPTION OF HOLDER.

     (a) At the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 12 months immediately thereafter, Issuer shall repurchase from Holder (i) the Option and (ii) all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 8 is referred to as the

"Request Date."  Such repurchase shall be at an aggregate price (the "Section 8
-------------                                                         ---------
Repurchase Consideration") equal to the sum of:
------------------------


        (i) the aggregate Purchase Price paid by Holder for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

        (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

        (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.


     (b) If Holder exercises its rights under this Section 8, Issuer shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Massachusetts Division of Banks or any other Governmental Entity is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the
Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Massachusetts Division of Banks or any other Governmental Entity disapproves of any part of Issuer's proposed repurchase pursuant to this
Section 8, Issuer shall promptly give notice of such fact to Holder. If the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Massachusetts Division of Banks or any other Governmental Entity prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Massachusetts Division of Banks or other Governmental Entity, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Holder shall notify Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 8 shall terminate upon the occurrence of an Exercise Termination Event unless a Purchase Event shall have occurred prior to the occurrence of an Exercise Termination Event.

     (c)  For purposes of this Agreement, the "Applicable Price" means the
                                               ----------------
highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), or (iii) the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq Stock Market's National Market ("NASDAQ/NMS") (or if Issuer Common Stock is not quoted on
                  ----------
NASDAQ/NMS, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded, as reported by a recognized source chosen by Holder) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally-recognized investment banking firm selected by Holder and reasonably acceptable to the Issuer, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally-recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Option.

     (d)  As used herein, a "Repurchase Event" shall occur if (i) any person
                             ----------------
(other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group"
                                                                        -----
(as such term is defined in Section 13(d)(3) of the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), Section 7(b)(ii) or Section 7(b)(iii) shall be consummated.

     9.  REGISTRATION RIGHTS.

     (a) DEMAND REGISTRATION RIGHTS. Issuer shall, subject to the conditions of Section 9(c), at the request of Grantee (whether on its own behalf or on behalf of any subsequent Holder of this Option (or part thereof) or any of the shares of Issuer Common Stock issued pursuant hereto), as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Holder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Holder in such request, including without limitation a "shelf" registration statement under
                                         -----
Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.


     (b) ADDITIONAL REGISTRATION RIGHTS. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Holder of its intention to do so and, upon the written request of Holder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by Holder), Issuer will cause all such shares for which a Holder shall have requested participation in such registration to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause any such shares to be so registered
(i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 under the Securities Act or any successor form; provided, further, however, that such election pursuant to clause (i) may only be made one time. If some but not all the shares of Issuer Common Stock with respect to which Issuer shall have received requests for registration pursuant to this Section 9(b) shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among Holders permitted to register their shares of Issuer Common Stock in connection with such registration pro rata in the proportion that the number of shares requested to be registered by each such Holder bears to the total number of shares requested to be registered by all such Holders then desiring to have Issuer Common Stock registered for sale.

     (c) CONDITIONS TO REQUIRED REGISTRATION. Issuer shall use all reasonable efforts to cause each registration statement referred to in Section 9(a) to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective; provided, however, that Issuer may delay any registration of Option Shares required pursuant to Section 9(a) for a period not exceeding 90 days if Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to Section 9(a):


        (i) prior to the earliest of (A) termination of the Affiliation Agreement pursuant to Article XI thereof, and (B) a Purchase Event or a Preliminary Purchase Event;

        (ii) on more than one occasion during any calendar year and on more than two occasions in total;

        (iii) within 90 days after the effective date of a registration referred to in Section 9(b) pursuant to which the Holder or Holders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and

        (iv) unless a request therefor is made to Issuer by the Holder or Holders of at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock issuable upon exercise of the Option) then outstanding.


     In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares, provided, however, that Issuer shall not be required to consent to general jurisdiction or to qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 9 by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

     (d) EXPENSES. Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses, accounting expenses, legal expenses and printing expenses incurred by it) in connection with the first registration pursuant to Section 9(a) or (b) and all other qualifications, notifications or exemptions pursuant to Section 9(a) or (b). Underwriting discounts and commissions relating to Option Shares, fees and disbursements of counsel to the Holder(s) of Option Shares being registered and any other expenses incurred by such Holder(s) in connection with any such registration shall be borne by such Holder(s).

     (e) INDEMNIFICATION. In connection with any registration under Section 9(a) or (b), Issuer hereby indemnifies each Holder, and each underwriter thereof, including each person, if any, who controls such Holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Holder, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such Holder or such underwriter, as the case may be, expressly for such use.

     Promptly upon receipt by a party indemnified under this Section 9(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 9(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but, except to the extent of any actual prejudice to the indemnifying party, the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
Section 9(e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

     If the indemnification provided for in this Section 9(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the selling Holders and the underwriters from the offering of the securities and also the relative fault of Issuer, the selling Holders and the underwriters in connection with the statement or omissions which results in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall the selling Holders be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(g) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any Holder to indemnify shall be several and not joint with other Holders.

     In connection with any registration pursuant to Section 9(a) or (b) above, Issuer and each selling Holder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this Section 9(e).

     (f) MISCELLANEOUS REPORTING. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Holder(s) in accordance with and to the extent permitted by any rule or regulation permitting nonregistered sales of securities promulgated by the Commission from time to time, including, without limitation, Rule 144A. Issuer shall at its expense provide the Holder with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

     (g) ISSUE TAXES. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save any Holder harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

     10. QUOTATION; LISTING. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on NASDAQ/NMS or any securities exchange, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on NASDAQ/NMS or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

     11. DIVISION OF OPTION. Upon the occurrence of a Purchase Event or a Preliminary Purchase Event, this Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of the Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein
                                         ---------       ------
include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     12.  MISCELLANEOUS.

     (a) EXPENSES. Except as otherwise provided in Section 9, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; SEVERABILITY. This Agreement, together with the Affiliation Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (ii) is not intended to confer upon any person other than the parties hereto (other than the indemnified parties under Section 9(e) and any transferee of the Option Shares or any permitted transferee of this Agreement pursuant to Section 12(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section
7), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to any applicable conflicts of law rules.

     (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or sent by overnight mail service or mailed by registered or certified mail (return receipt requested) postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

     If to Grantee:

          100 Old King=s Highway
          Sandwich, Massachusetts 02563
          Attention: President
          Fax: (508) 833-0005

     With required copes to each of :

          Harry K. Kantarian, Esq.
          Leonard S. Volin, Esq.
          Housley Kantarian & Bronstein, P.C.
          1220 19th Street, N.W.
          Suite 700
          Washington, D.C. 29936
          Fax: (202) 822-9611

     If to Grantee, to:

          791 Purchase Street
          New Bedford, Massachusetts  02740-2101
          Attention: President
          Fax:  (508) 984-6212

     With required copies to each of:

          Peter W. Coogan, Esq.
          Carol Hempfling Pratt, Esq.
          Foley, Hoag & Eliot LLP
          One Post Office Square
          Boston, Massachusetts 02109
          Fax: (617) 832-7000

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

     (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) ASSIGNMENT. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Issuer Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

     (i) FURTHER ASSURANCES. In the event of any exercise of the Option by Holder, Issuer and Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     (k) EXTENSION OF EXERCISE TIME PERIODS FOR REGULATORY COMPLIANCE. The time periods set forth in this Agreement for the exercise by Grantee or the Holder to exercise its rights with respect to the Option or a Substitute Option or with respect to repurchase of the Option shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.


Attest:                                 SANDWICH BANCORP, INC.


/s/ Pamela J. Buttrick                  By:    /s/ Frederic D. Legate
-----------------------------------         ----------------------------------
                                            Name:  Frederic D. Legate
                                            Title: President and Chief
                                                   Executive Officer



                                        THE 1855 BANCORP

Attest:

 /s/ Marilyn H. Parkinson                   By:   /s/ Kevin G. Champagne
------------------------------------           -------------------------------
                                               Name:  Kevin G. Champagne
                                               Title: President and Chief
                                                      Executive Officer